Exhibit 99

Cedar Fair, L.P. Press Release
For Immediate Release February 10, 2006	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR, L.P. REPORTS RESULTS FOR 2005 AND OUTLOOK FOR 2006

SANDUSKY, OHIO, February 10, 2006-- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for its fourth quarter and year ended December 31, 2005.

For the year, net revenues increased 5% to a record $568.7 million from $542.0 million in 2004. This was the result of a 1% increase, or 103,000 visits, in combined attendance, a 3% increase in average in-park guest per capita spending and a 12% increase, or $10.2 million, in out-of-park revenues, including resort hotels. Over this same period, operating income increased 17%, or $19.5 million, to $137.3 million.

Net income for the full year, which included the reversal of $62.6 million of contingent liabilities recorded in prior periods and discussed in more detail below, increased $82.5 million to $160.8 million, or $2.93 per diluted limited partner unit. Adjusted EBITDA, which management believes is a very meaningful measure of the Partnership's park-level operating results, increased 12% to a record $194.2 million compared to $173.0 million in 2004. See attached table for a reconciliation of adjusted EBITDA to net income (loss).

"The increase in revenues and the resulting increase in operating income and adjusted EBITDA is in large part due to improved operating results at Knott's Berry Farm. Increased attendance and strong operating results at Dorney Park and Michigan's Adventure also contributed nicely," said Dick Kinzel, chairman, president and chief executive officer. "The large increase in out-of-park revenues was due to the first full-year performance of the Castaway Bay Indoor Waterpark resort, as well as improved results at our Knott's Berry Farm hotel and the introduction of a new T.G.I. Friday's restaurant at Knott's in July of 2005."

Excluding depreciation and all other non-cash charges, total operating costs and expenses for the year increased 2%, or $5.6 million, to $374.5 million from $369.0 million in 2004. This was primarily due to the additional operating costs and expenses of Geauga Lake, which was acquired in April 2004, and the incremental operating costs of Castaway Bay, which opened in November 2004. After depreciation and a $1.1 million non-cash charge for unit options, operating income in 2005 increased 17% to $137.3 million from $117.8 million a year ago.

In 2005, the Partnership recognized a non-cash credit of $459,000 for the change in fair value of swap agreements that expired in the first quarter, compared to a non-cash credit of $4.5 million in 2004. After non-cash credits, interest expense and provision for taxes, net income for the year totaled $160.8 million, or $2.93 per diluted limited partner unit, compared to net income of $78.3 million, or $1.47 per unit, a year ago.

Reflected in the 2005 net income is a net tax benefit of $49.3 million resulting from the reversal of $62.6 million of contingent liabilities recorded in prior periods related to publicly traded partnership (PTP) taxes offset by PTP taxes payable and the tax attributes of our corporate subsidiaries. Management determined that the Partnership's accrual for PTP taxes was no longer required based on the accumulation of relevant evidence since the adoption of the PTP tax in 1998. Excluding the impact of the PTP tax reversal and computing a 2005 accrual consistent with the treatment applied in 2004, net income for the year would have been $87.6 million, or $1.59 per diluted limited partner unit, reflecting an increase of $9.3 million from 2004.

"We are very pleased with our 2005 results," said Kinzel, "After a slow start, our two largest parks, Knott's Berry Farm and Cedar Point, had strong finishes. Successful operating seasons at Dorney Park and Michigan's Adventure also contributed to the record revenues. In addition, we continued to see improvement in in-park guest per-capita spending levels and out-of-park revenues at all of our parks."

Commenting on results for the fourth quarter, Kinzel said, "With another year of favorable October weather and the continued strength of our fall promotions, revenues in the quarter increased 15% from last year on a 13% increase in combined attendance, a 5% increase in average in-park guest per capita spending, and a 1% increase in out-of-park revenues." He noted that this was the first time in the history of Cedar Fair, L.P. where an operating profit was recorded during the fourth quarter.

Looking ahead to the 2006 season, Kinzel reported that the Partnership will be investing $58 million in capital improvements at its 12 properties, including the addition of a new world-class roller coaster at Worlds of Fun and new thrill rides at both Cedar Point and Valleyfair. "In addition to adding a great new thrill ride at our flagship park, Cedar Point, we have decided to lower our 2006 regular priced admission ticket there by $5 to $39.95 and continue to offer junior and senior tickets at an everyday low price of $9.95, a change that proved successful at the end of last year," he said. "We will also be introducing the Haunt at ValleyScare in 2006. This new Halloween-themed event will provide Valleyfair guests with the opportunity for thrills and chills all through October."

Commenting on expectations for 2006, Kinzel added, "We are hopeful that we can carry the momentum we had at the end of the year into the 2006 operating season. We believe the combination of our capital programs, our new value pricing at Cedar Point and continued focus on guest service, all communicated through an exciting marketing program, will improve operating results company wide in 2006. For the full year, we expect to generate revenue growth of 3-5%, driven primarily by improvements in attendance and in-park guest per capita spending, continued growth in accommodation revenues at our resort properties and extending the operating season at Valleyfair. Based on these revenue expectations and continued disciplined expense control, we expect to generate full-year adjusted EBITDA in the $195-205 million range. With these results, we should be well positioned to achieve our goal of continued growth in cash distributions to our unitholders in 2006."

The Partnership will host a conference call with analysts today, February 10, 2006, at 2:00 p.m. Eastern Time, which will be web cast live in "listen only" mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 4:00 p.m. ET, Friday, February 10, 2006, until 11:59 p.m. ET, Friday, February 24, 2006. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 6982089.

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also owns and operates the Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership's expectations.

This press release and prior press releases are available online at www.cedarfair.com.

Cedar Fair, L.P.
SUMMARY STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	12/31/05	12/31/04	12/31/05	12/31/04
		(as restated)

Net revenues:

Admissions	$ 43,351	$ 36,688	$ 292,408	$ 276,761

Food, merchandise and games	30,322	25,905	219,094	211,260

Accommodations and other	4,356	5,566	57,205	53,951

Total net revenues	78,029	68,159	568,707	541,972

Cash operating costs and expenses	65,039	66,516	374,507	368,954

Adjusted EBITDA (a)	12,990	1,643	194,200	173,018

Depreciation and amortization	6,723	6,718	55,765	50,690

Non-cash unit option expense	34	1,090	1,113	4,498

Operating income (loss)	6,233	(6,165)	137,322	117,830

Interest expense	6,392	6,004	26,205	25,263

Other (income)	-	(831)	(459)	(4,463)

Income (loss) before taxes	(159)	(11,338)	111,576	97,030

Provision (benefit) for taxes	(2,474)	(3,596)	(49,276)	18,715

Net income (loss)	$ 2,315	$ (7,742)	$ 160,852	$ 78,315

Weighted average units
outstanding - diluted	54,969	53,479	54,950	53,315

Per limited partner unit:

Net income (loss) - diluted	$ 0.04	$ (0.14)	$ 2.93	$ 1.47

Cash distributions declared	$ 0.46	$ 0.45	$ 1.84	$ 1.80

Balance Sheet Data:

Total assets			$1,020,094	$ 993,208

Total long-term debt			470,850	462,084

Total partners' equity			432,487	370,483

Cedar Fair, L.P.
RECONCILIATION TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	12/31/05	12/31/04	12/31/05	12/31/04
		(as restated)

Net income (loss)	$ 2,315	$ (7,742)	$ 160,852	$ 78,315

Interest expense	6,392	6,004	26,205	25,263

Provision (benefit) for taxes	(2,474)	(3,596)	(49,276)	18,715

Depreciation and amortization	6,723	6,718	55,765	50,690

Other (income)	-	(831)	(459)	(4,463)

Non-cash unit option expense	34	1,090	1,113	4,498

Adjusted EBITDA (a)	$ 12,990	$ 1,643	$ 194,200	$ 173,018

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.